EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 23, 2004, relating to the financial statements and financial statement schedule of Helix Technology Corporation, which appears in Helix Technology Corporation's Annual Report on Form 10-K for the year ended December 31, 2003.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

June 17, 2004